EXHIBIT 10.36

September 1, 2009

Annie Young-Scrivner

Dear Annie,

Congratulations! It is with great pleasure that I confirm your offer of employment for the position of chief marketing officer at Starbucks Coffee Company. I look forward to your first day on September 7, 2009.

Here Are The Specifics Of Your Offer:

You will be paid at a base salary that annualizes to $500,000.00.

Sign-On Bonus

You will receive a one-time sign-on bonus of $525,000 less payroll taxes in two payments. The first payment of $200,000 less payroll taxes will be made on the first regularly scheduled pay date following 30 days of employment. The second payment of $325,000 less payroll taxes will be made on or about January 8, 2010. Your sign-on bonus is not eligible pay for purposes of making contributions into Starbucks savings plans.

Please note, should you voluntarily leave Starbucks during your first year of employment, you will be responsible for reimbursing Starbucks for a pro-rata gross share (n/12 based on number of months worked) of the one-time sign-on bonus you received. By accepting this position, you expressly authorize Starbucks to deduct any or all of any bonus reimbursement from any final compensation owed to you. If the amount due exceeds that withheld from your final pay, then you agree to pay the balance within 30 days after the effective termination date of employment with Starbucks.

Stock

You will be granted stock options to purchase shares of Starbucks common stock with an economic value of $1,295,000 (USD) under the Key Employee Sub-Plan to the 2005 Long-Term Equity Incentive Plan, subject to approval by the Compensation and Management Development Committee of the Board of Directors or its designee. The exercise price of the options will be the regular trading session closing price of a share of Starbucks stock on the date of grant. The grant date of your options will be after you assume your new position and otherwise effective in accordance with the Company’s equity grant timing policy. The options will be non-qualified and will vest in equal installments over a period of four (4) years, beginning on the first anniversary date of the grant, subject to your continued employment.

Annie Young-Scrivner

As a senior executive the Company’s executive stock ownership guidelines will apply to you. The guidelines require covered executives to achieve a minimum investment in Starbucks stock within five years. The minimum investment for chief marketing officer is $2,000,000. A copy of the guidelines will be provided to you.

Executive Management Bonus Plan

You will be eligible to participate in the Executive Management Bonus Plan (EMBP) starting in fiscal year 2010 provided that you remain in an eligible job for a minimum of three complete consecutive fiscal months. Your incentive target will be 65% of your eligible base salary.

Payout will be based on achievement of Company, business unit/department, and individual objectives. For more information about the Executive Management Bonus Plan, or a copy of the plan document, please talk with your Partner Resources generalist. Starbucks reserves the right to review, change, amend, or cancel incentive plans at any time.

Management Deferred Compensation Plan

You may be eligible to participate in the Management Deferred Compensation Plan (MDCP) if you are on our U.S. payroll and meet the eligibility criteria. The MDCP is Starbucks non-qualified retirement plan that provides eligible partners with the opportunity to save on a tax-deferred basis. If you are eligible, you will receive general information and enrollment materials at your home address as soon as administratively possible after your mutually agreed upon start date on U.S. payroll. These materials will outline the limited window in which you will have an opportunity to enroll. If you have questions about the MDCP, please contact the Starbucks Savings Team at savings@starbucks.com. Once eligible, you may also obtain more information about the MDCP online at www.netbenefits.fidelity.com.

Future Roast 401(k) Savings Plan

You will be able to participate in the Future Roast 401(k) Savings Plan if you are on our U.S. payroll and meet the eligibility requirements. The Future Roast 401(k) provides eligible partners with the opportunity to save on a tax-deferred basis. Two weeks prior to your eligibility date, you will receive general information and enrollment materials at your home address. If you have questions about the Future Roast 401(k) Plan, please contact the Starbucks Savings Team at savings@starbucks.com. You may also obtain more information about the Future Roast 401(k) at http://LifeAt.sbux.com by clicking on Pay, Stock & Savings and choosing the Future Roast 401(k) link. Once eligible, you may obtain more information about the Future Roast 401(k) online at www.netbenefits.fidelity.com.

Annie Young-Scrivner

COBRA

Should you elect COBRA (continuation of health coverage) from your previous employer; Starbucks will reimburse you for your COBRA premiums less applicable taxes until you become eligible for Starbucks benefits after the mandatory waiting period. Once you have signed up for COBRA coverage (within the 60-day election period), submit proof of payment(s) to your Partner Resources contact for processing. The proof of payment must be submitted for reimbursement within 60 days of your Starbucks benefit eligibility date. The reimbursement is classified as income by the federal government and is subject to all applicable payroll taxes and deductions.

Executive Life Insurance

As an executive, you and your family have a greater exposure to financial loss resulting from your death. Starbucks recognizes this exposure and has provided for coverage greater than outlined in Your Special Blend. You will receive partner life coverage equal to three (3) times your annualized base pay, paid for by Starbucks. You may purchase up to an additional two (2) times your annualized base pay (for a total of five (5) times pay) to a maximum life insurance benefit of $2,000,000.

Relocation Benefits

To support your relocation, you have been approved for relocation benefits should you accept Starbucks offer of employment. Starbucks wants your move to the Seattle area to be a positive one. We have partnered with a Paragon relocation consultant who will solely focus on assisting you with your relocation needs.

Starbucks will activate your relocation services upon acceptance of our offer. A Paragon consultant will contact you to begin the process within 24 hours of receiving the relocation authorization from Starbucks. Details on the specific relocation benefits offered by Starbucks are described in the Relocation Program Guidelines (“Guidelines”) and the U.S. Domestic Relocation Addendum, both of which are attached to this letter. You will be required to sign the Partner Relocation Repayment Agreement and return it to your Paragon consultant before relocation benefits will be administered (refer to the attached Agreement). If you have any questions in the interim, please contact your Starbucks Partner Resources generalist.

No relocation expenses should be charged to a Starbucks Corporate Credit Card, nor should they be submitted to Starbucks Accounts Payable via Concur. If you have any questions regarding your relocation expenses, please reach out to your Paragon consultant. All relocation benefits must be utilized within one year of the effective start date of your new position.

The federal gross-up rate for your relocation is 33% plus mandatory FICA, Medicare and any applicable state/local taxes (subject to change in accordance with Federal guidelines).

Annie Young-Scrivner

Executive Physical Exam

You are eligible to participate in Starbucks executive physical program. Information about the program and our program provider will be emailed to you (new participants are notified at the beginning of each calendar quarter). The program provider will contact you shortly thereafter to establish an appointment.

Benefits

An overview of Starbucks benefits, savings and stock programs can be found at http://media.starbucks.com.edgesuite.net/dotcom/media/pdf/YSB_Guide_Mar_2009.pdf. If you have questions regarding these programs or eligibility, please call the Starbucks Partner Contact Center at 1 (877) SBUXBEN. Please note that although it is Starbucks intent to continue these plans, they may be amended or terminated at anytime without notice.

Insider Trading

As an executive of the Company with access to sensitive business and financial information about the Company, you will be prohibited from trading Starbucks securities (or, in some circumstances, the securities of companies doing business with Starbucks) from time to time in accordance with the Company’s Insider Trading Policy and Blackout Procedures. A copy of the policy will be provided to you your first day and you will be required to sign a certificate indicating that you have read and understood the policy.

Coffee Hedging Policy

As an officer of the Company, a member of the Coffee Management Group, or a partner involved in coffee procurement and trading on behalf of the Company, you are prohibited from trading in coffee commodity futures for your own account. If you have further questions, please contact your Partner Resources generalist.

If you accept this offer it is contingent upon your satisfying the conditions of hire including:

•	Starbucks standard Insider Trading/Confidentiality Policy and Procedure document and Confidentiality/Invention Agreement (All Employees)

•	Background check

Your employment with Starbucks Coffee Company will be “at will,” meaning that either you or the Company will be entitled to terminate your employment at any time and for any reason, not prohibited by law.

Annie Young-Scrivner

On behalf of the entire team, I am excited to welcome you to the team and look forward to working with you.

Warm regards,

/s/ Howard Schultz
Howard Schultz chairman, president and chief executive officer

cc:	partner file Stock Administration (S-HR3) Olden Lee

Enc.

Non-Compete Agreement

Coffee Hedging Agreement

COBRA FAQ Document

Background Inquiry Application

Relocation Program Guidelines

U.S. Domestic Relocation Addendum

Partner U.S. Relocation Repayment Agreement

2009 Plan Comparison Document

I accept employment with Starbucks Corporation, and its wholly-owned subsidiaries, according to the terms set forth above.

/s/ Annie Young-Scrivner	9-2-09
Annie Young-Scrivner	Date

Please fax this signed letter to: Olden Lee